EXHIBIT 99.1

Cars.com Reports Third Quarter 2018 Results

Growth in Total Revenue and Average Revenue per Dealer

Integrated Product and Marketing Strategy Delivers 12% Growth in Traffic to No. 1 Brand

Year to Date Net Cash Provided by Operating Activities of $121 Million and Free Cash Flow of $111 Million Fuels Marketing Investment, De-leveraging and Share Repurchases

CHICAGO, Nov. 7, 2018 – Cars.com Inc. (NYSE: CARS) (“Cars.com” or the “Company”), a leading digital automotive marketplace, today released its financial results for the quarter ended September 30, 2018.

Q3 Financial Highlights

•	Total revenue of $169.3 million, up $9.4 million, or 6%, year-over-year
•	Net income of $15.8 million, or $0.23 per diluted share, down $5.2 million, or $0.06 per diluted share, year-over-year
•	Adjusted net income of $38.4 million, or $0.55 per diluted share, up $4.1 million, or $0.07 per diluted share, year-over-year
•	Adjusted EBITDA of $62.2 million, or 37% of revenue, down $0.9 million year-over-year
•	Net cash provided by operating activities of $121.1 million for the nine months ended September 30, 2018, with free cash flow of $111.1 million

Q3 Key Metric Highlights

•	Average monthly unique visitors of 18.9 million, up 10% year-over-year
•	Traffic (visits) of 113.8 million, up 12% year-over-year
•	Mobile traffic grew 28% year-over-year and accounted for 68% of total traffic compared to 59% in the third quarter of 2017
•	Dealer customer count of 20,407 as of September 30, 2018, compared with 20,720 as of June 30, 2018; Direct dealer customers of 17,011 as of September 30, 2018 compared with 16,592 as of June 30, 2018
•	Direct monthly average revenue per dealer (“ARPD”) of $2,116, up 8% year-over-year; excluding affiliate conversions ARPD grew 1%
•	Total average vehicle listings of 4.7 million

Operational Highlights

•	McClatchy, tronc and Washington Post markets fully converted as of October 1, 2018
•	Dealer Inspire revenue grew 42% in the third quarter of 2018 year-over-year on a pro forma basis
•	Q3 integrated product marketing effort drove outsized business impact including a 22% growth in conversion and overall brand awareness up 8% year-over-year
•	Dealer solutions strategy building ARPD and strengthening revenues with franchise dealers:
o	Dealer Inspire named certified advertising partner by General Motors and enabled to offer co-op digital advertising solutions
o	DealerRater successful in securing co-op endorsements across multiple OEMs
o	Launched Social Sales Drive enabling dealers to maximize the value of their listings through leading social channels and a managed chat solution resulting in increased value delivery that led to 70% lower cancellation rates among franchise dealers

o	Cars Social units grew 30% quarter-over-quarter
•	Progress on sales transformation:
o	Automation of next in class sales enablement tools and customer reporting to streamline and increase sales productivity
o	Cross functional team leveraging third-party expertise on product packaging and pricing strategies to better align with dealer preferences to capture value
o	Optimizing sales resources and go-to-market strategy
•	Continued utilization of share repurchase program; 3.0 million shares purchased year to date, at an average price of $25.69

“We can take pride in a number of wins this quarter, including our continued strength in organic traffic, uplift in ARPD, successes with Matchmaker, Social and Dealer Inspire products and winning OEM co-op endorsements that further incentivize dealers to subscribe to our solutions,” said Alex Vetter, President and Chief Executive Officer of Cars.com. “We recognize that OEM pullbacks and dealer margin pressures have created a challenging environment, yet we remain confident that our strategy to combine our increasing audience with leading digital solutions will improve dealer count and best position our dealers to efficiently compete for sales.”

Financial Results

“Our continuing focus on cost optimization and efficiencies are contributing to our industry leading profit margins and cash flow,” said Becky Sheehan, Chief Financial Officer of Cars.com. “We completed our externally facilitated technology review and are moving forward with implementation. The resulting operating cash flow benefits will provide us further resources for reinvestment for growth or share repurchases.”

Revenue for the third quarter of 2018 was $169.3 million, compared to $159.9 million in the prior year period. Dealer Inspire and LDM contributed $15.8 million to direct revenue. In addition, the conversions of affiliate markets contributed $25.6 million to direct revenue, while reducing wholesale revenue $22.6 million ($5.4 million of this reduction was related to the amortization of unfavorable contracts liability, which is now recorded as a reduction of affiliate revenue share expense).

Total operating expenses for the third quarter of 2018 were $141.0 million, compared to $120.5 million for the prior year period. This increase was driven by the addition of Dealer Inspire ($16.9 million), a $3.5 million increase in non-recurring costs, a $2.0 million increase in stock-based compensation, as well as cost increases related to the affiliate conversions and planned marketing investments. These increases were partially offset by efficiencies in product and technology.

Net income for the third quarter of 2018 was $15.8 million, or $0.23 per diluted share, compared to $21.0 million, or $0.29 per diluted share, in the third quarter of 2017. Adjusted net income for the third quarter of 2018 was $38.4 million, or $0.55 per diluted share, compared to $34.3 million, or $0.48 per diluted share, in the third quarter of 2017.

Adjusted EBITDA for the third quarter of 2018 was $62.2 million, or 37% of revenue, compared to $63.1 million, or 39% of revenue, for the prior year period.

For the third quarter, average monthly unique visitor count grew 10% year-over-year and total traffic grew 12% year-over-year supported by investments in marketing, brand strength and continued strong SEO growth. Mobile traffic grew 28% year-over-year and accounted for 68% of total traffic compared to 59% in the prior year.

Dealer customers of 20,407 as of September 30, 2018 declined 2% sequentially compared to dealer count of 20,720 as of June 30, 2018. Direct dealer customers of 17,011 increased 419 from June 30, 2018 resulting from 744 dealers converted from affiliate markets, partially offset by higher cancellation rates in previously converted markets and lower overall sales.

Direct ARPD grew 8% year-over-year in the third quarter of 2018, driven by the conversion of affiliate dealer customers in large markets drawing higher price points. Excluding the impact of affiliate market conversions, ARPD was up 1%, driven by new product sales to existing customers.

Cash Flow and Balance Sheet

Net cash provided by operating activities for the nine-month period ended September 30, 2018 was $121.1 million, compared with $147.2 million in the prior year. Free cash flow for the nine-month period ended September 30, 2018 was $111.1 million, compared with $119.6 million in the same period last year. Impacting current year cash flow was an increase in non-recurring expenses, lower adjusted EBITDA and incremental interest, offset in part by lower capital expenditures.

Cash and cash equivalents was $17.8 million and debt outstanding was $706.9 million as of September 30, 2018. During the nine-month period ended September 30, 2018, the Company utilized its share repurchase program to purchase 3.0 million shares at an average price of $25.69 for a total of $77.2 million. In addition, during the nine-month period, the Company borrowed $165 million to fund the acquisition of Dealer Inspire and paid down $41.9 million of indebtedness, net of revolver borrowings. Net leverage at September 30, 2018 was 2.9x, calculated in accordance with the Company's credit agreement.

2018 Outlook

We anticipate being at the lower end of the previously communicated range for revenue growth of approximately 6 to 7%, with adjusted EBITDA margin remaining unchanged at approximately 34%.

Q3 Earnings Call

As previously announced, management will hold a conference call and webcast today at 7:30 a.m. CST. This webcast may be accessed at investor.cars.com. A replay of the webcast and the slideshow will be available at this website following the conclusion of the call until November 21, 2018.

About Cars.com

Cars.com™ is a leading two-sided digital automotive marketplace that creates meaningful connections between buyers and sellers. Launched in 1998 and headquartered in Chicago, the Company empowers consumers with resources and information to make informed buying decisions and enables advertising partners with innovative digital solutions and data-driven intelligence to increase inventory turn and gain market share. A pioneer in online automotive classifieds, the Company has evolved into one of the largest digital automotive platforms, connecting thousands of local dealers across the country with millions of consumers. In 2018, Cars.com acquired Dealer Inspire®, a company that builds technology that helps future-proof dealerships for changing consumer behaviors and makes the car buying process faster and easier.

Cars.com properties include DealerRater®, DealerInspire®, Auto.com™, PickupTrucks.com™ and NewCars.com®.

Non-GAAP Financial Measures

This earnings release discusses adjusted EBITDA, adjusted EBITDA margin, adjusted net income and free cash flow. These are not financial measures as defined by GAAP. These financial measures are presented as supplemental measures of operating performance because we believe they provide meaningful information regarding our performance and provide a basis to compare operating results between periods. In addition, we use adjusted EBITDA as a measure for determining incentive compensation targets. Adjusted EBITDA also is used as a performance measure under the Company’s credit agreement and includes adjustments such as the items defined below and other further adjustments, which are defined in the credit agreement. These non-GAAP financial measures are frequently used by our lenders, securities analysts, investors and other interested parties to evaluate companies in our industry.

Other companies may define or calculate these measures differently, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are presented in the tables below.

The Company defines adjusted EBITDA as net income (loss) before (1) interest expense (income), net, (2) income tax expense (benefit), (3) depreciation, (4) amortization of intangible assets, (5) stock-based compensation expense, plus (6) certain other items, such as transaction-related costs, costs associated with the stockholder activist campaign, restructuring and other exit costs, costs related to the headquarters move and write-off and impairments of goodwill, intangible assets and other long-lived assets. Amortization of unfavorable contracts liability is not adjusted out of adjusted EBITDA.

The Company defines adjusted net income as net income (loss) excluding the after-tax impact of (1) amortization of intangible assets, (2) stock-based compensation expense, and (3) certain other items, such as transaction-related costs, costs associated with the stockholder activist campaign, restructuring and other exit costs, costs related to the headquarters move and write-off and impairments of goodwill, intangible assets and other long-lived assets. Amortization of unfavorable contracts liability is not adjusted out of adjusted net income.

Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (1) transaction-related bonuses and (2) expenses for advisors and representatives such as investment bankers, consultants, attorneys and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, in addition to consulting, compensation and other incremental costs associated with integration projects.

The Company defines free cash flow as net cash provided by operating activities less capital expenditures, including purchases of property and equipment and capitalization of internal-use software and website development costs.

Key Metric Definitions

Traffic (Visits). Traffic and our ability to generate traffic are key to our business. Tracking our traffic performance is a critical measure. Traffic to the Cars.com network of websites and mobile apps provides value to our advertisers in terms of audience, awareness, consideration and conversion. In addition to tracking traffic volume and sources, we monitor activity on our properties, allowing us to innovate and refine our consumer-facing offerings. Traffic is an internal metric representing the number of visits to Cars.com desktop and mobile properties (web browser and apps). Traffic refers to the number of times visitors accessed Cars.com properties during the period, no matter how many visitors make up those visits. We measure traffic using Adobe Analytics. Traffic provides an indication of our consumer reach. Although our consumer reach does not directly result in revenue, we believe our ability to reach diverse demographic audiences is attractive to our dealer customers and national advertisers.

Dealer Customers. Our value to consumers tracks to our ability to showcase the inventory of our dealer and Original Equipment Manufacturer ("OEM") customers. The larger the advertiser base, the more inventory and options that are available for consumers to review. Dealer Customers represents the car dealerships using our products as of the end of each reporting period. Each dealership location is counted separately, whether it is a single-location proprietorship or part of a large consolidated dealer group. Multi-franchise dealerships at a single location are counted as one dealer. Beginning June 30, 2018, this key operating metric now includes DI dealer customers.

Average Vehicle Listings. Our value to consumers tracks to our ability to showcase the inventory of our dealer and OEM customers. The more vehicle listings that are available for consumers to review, the more traffic we attract and the higher the consumer engagement. Average Vehicle Listings represents the daily average of vehicles listed for sale on Cars.com properties. The daily average is calculated on a monthly basis and averaged for the reporting period.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including those statements under “Financial Objectives.” All statements other than statements of historical facts are forward-looking statements. Forward-looking statements include information concerning our business strategies, plans and objectives, market potential, future financial performance, planned operational and product improvements, liquidity and other matters. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts,” “mission,” “strive,” “more,” “goal” or similar expressions. Forward-looking statements are based on our current expectations, beliefs, estimates, projections and assumptions, based on our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we think are appropriate. These statements are expressed in good faith and we believe these judgments are reasonable. However, you should understand that these statements are not guarantees of performance or results. Our actual results could differ materially from those expressed in the forward-looking statements. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions.

Forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from those expressed in the forward-looking statements contained in this press release. Such risks, uncertainties, and other important factors include, among others, risks related to our business, our separation from our parent company and our common stock.  For a detailed discussion of many of these risks and uncertainties, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2017 which was filed with the Securities and Exchange Commission (the “Commission”) on March 6, 2018 and our other filings with the Commission. All forward-looking statements contained in this press release are qualified by these cautionary statements. The forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise. Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

The forward-looking statements in this press release are intended to be subject to the safe harbor protection provided by the Federal securities laws.

Cars.com Media Contact:

Marita Thomas

312-601-5692

mthomas@cars.com

Cars.com Investor Relations Contact:

Jandy Tomy

312-601-5115

ir@cars.com

[Source: Cars.com Inc]

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Cars.com Inc.
Consolidated and Combined Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues:
Direct	$119,510	$82,504	$336,521	$249,412
National advertising	28,107	32,002	82,155	85,379
Other	4,010	4,319	12,152	11,989
Retail	151,627	118,825	430,828	346,780
Wholesale	17,685	41,074	66,953	122,917
Total revenues	169,312	159,899	497,781	469,697
Operating expenses:
Cost of revenues and operations	24,034	18,176	65,924	49,618
Product and technology	15,918	18,422	56,202	56,861
Marketing and sales	56,083	50,733	181,645	160,246
General and administrative	14,345	9,180	45,609	34,364
Affiliate revenue share	4,097	2,121	11,193	6,837
Depreciation and amortization	26,504	21,893	77,154	66,343
Total operating expenses	140,981	120,525	437,727	374,269
Operating income	28,331	39,374	60,054	95,428
Nonoperating (expense) income:
Interest expense, net	(7,005)	(5,431)	(20,305)	(7,160)
Other income, net	65	64	76	199
Total nonoperating expense, net	(6,940)	(5,367)	(20,229)	(6,961)
Income before income taxes	21,391	34,007	39,825	88,467
Income tax expense	5,594	13,019	10,373	15,782
Net income	$15,797	$20,988	$29,452	$72,685
Weighted-average common shares outstanding:
Basic	69,652	71,699	70,900	71,693
Diluted	70,029	71,767	71,153	71,763
Earnings per share:
Basic	$0.23	$0.29	$0.42	$1.01
Diluted	0.23	0.29	0.41	1.01

Cars.com Inc.
Consolidated and Combined Balance Sheets
(In thousands, except per share data)

	September 30, 2018	December 31, 2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$17,809	$20,563
Accounts receivable, net	107,687	100,857
Prepaid expenses	11,662	11,408
Other current assets	9,558	9,811
Total current assets	146,716	142,639
Property and equipment, net	40,850	39,740
Goodwill	884,339	788,107
Intangible assets, net	1,533,442	1,529,500
Investments and other assets	10,451	11,053
Total assets	$2,615,798	$2,511,039
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$8,040	$6,581
Accrued compensation	10,889	14,185
Unfavorable contracts liability	25,185	25,200
Current portion of long-term debt	24,022	21,158
Other accrued liabilities	45,736	23,025
Total current liabilities	113,872	90,149
Noncurrent liabilities:
Unfavorable contracts liability	—	18,885
Long-term debt	678,426	557,194
Deferred tax liability	168,360	146,482
Other noncurrent liabilities	20,297	19,201
Total noncurrent liabilities	867,083	741,762
Total liabilities	980,955	831,911
Commitments and contingencies
Stockholders' equity:
Preferred Stock at par, $0.01 par value; 5,000 shares authorized; no shares issued and outstanding as of September 30, 2018 and December 31, 2017	—	—
Common Stock at par, $0.01 par value; 300,000 shares authorized; 68,926 and 71,628 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	689	716
Additional paid-in capital	1,505,279	1,501,830
Retained earnings	128,875	176,582
Total stockholders' equity	1,634,843	1,679,128
Total liabilities and stockholders' equity	$2,615,798	$2,511,039

Cars.com Inc.
Consolidated and Combined Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities:
Net income	$29,452	$72,685
Adjustments to reconcile Net income to Net cash provided by operating activities:
Depreciation	9,195	7,941
Amortization of intangible assets	67,959	58,402
Amortization of unfavorable contracts liability	(18,900)	(18,900)
Stock-based compensation expense	7,495	1,493
Deferred income taxes	7,137	8,388
Provision for doubtful accounts	3,451	2,561
Amortization of debt issuance costs	971	463
Other, net	762	1,247
Changes in operating assets and liabilities, net of Acquisition:
Accounts receivable	1,119	2,665
Prepaid expenses	66	(238)
Other current assets	330	(5,519)
Other assets	602	616
Accounts payable	(2,397)	(209)
Accrued compensation	(3,363)	(8,451)
Other accrued liabilities	18,306	10,430
Other noncurrent liabilities	(1,104)	3,652
Cash received from lessor for lease incentives	—	9,970
Net cash provided by operating activities	121,081	147,196
Cash flows from investing activities:
Payment for Acquisition, net	(157,153)	—
Purchase of property and equipment	(9,966)	(27,631)
Net cash used in investing activities	(167,119)	(27,631)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	195,000	675,000
Payments of debt issuance costs and other fees	—	(6,208)
Payments of long-term debt	(71,875)	(50,625)
Payments related to stock-based compensation plans, net	(477)	—
Repurchases of common stock	(76,681)	—
Cash distribution to TEGNA related to Separation	—	(650,000)
Transactions with TEGNA, net	(2,683)	(69,200)
Net cash provided by (used in) financing activities	43,284	(101,033)
Net (decrease) increase in cash and cash equivalents	(2,754)	18,532
Cash and cash equivalents at beginning of period	20,563	8,896
Cash and cash equivalents at end of period	$17,809	$27,428

Supplemental cash flow information:
Cash paid for income taxes, net of refunds	$500	$5,726
Cash paid for interest	19,472	6,826

Cars.com Inc.
Non-GAAP Reconciliations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Reconciliation of Net income to Adjusted EBITDA

Net income	$15,797	$20,988	$29,452	$72,685
Interest expense, net	7,005	5,431	20,305	7,160
Income tax expense	5,594	13,019	10,373	15,782
Depreciation and amortization	26,504	21,893	77,154	66,343
Stock-based compensation expense	3,019	1,012	7,495	1,493
Transaction-related costs	897	321	12,030	4,979
Costs associated with the stockholder activist campaign	2,869	—	7,766	—
Restructuring and other exit costs	175	280	1,272	1,951
Write-off of long-lived assets and other	330	59	691	1,448
Costs related to the headquarters move	—	130	—	3,558
Adjusted EBITDA*	$62,190	$63,133	$166,538	$175,399

Reconciliation of Net income to Adjusted net income

Net income	$15,797	$20,988	$29,452	$72,685
Amortization of intangible assets	23,212	19,467	67,959	58,402
Stock-based compensation expense	3,019	1,012	7,495	1,493
Transaction-related costs	897	321	12,030	4,979
Costs associated with the stockholder activist campaign	2,869	—	7,766	—
Restructuring and other exit costs	175	280	1,272	1,951
Write-off of long-lived assets and other	330	59	691	1,448
Costs related to the headquarters move	—	130	—	3,558
Tax impact of adjustments	(7,879)	(7,981)	(25,504)	(13,060)
Adjusted net income*	$38,420	$34,276	$101,161	$131,456
Adjusted net income per share, diluted	$0.55	$0.48	$1.42	$1.83
Weighted-average common shares outstanding, diluted	70,029	71,767	71,153	71,763

Reconciliation of Net cash provided by operating activities to Free cash flow

Net cash provided by operating activities	$50,457	$50,464	$121,081	$147,196
Purchase of property and equipment	(3,549)	(8,721)	(9,966)	(27,631)
Free cash flow	$46,908	$41,743	$111,115	$119,565

* Amortization of unfavorable contracts liability is not adjusted out of Adjusted EBITDA or Adjusted net income.

Cars.com Inc.
Supplemental Information
(In thousands)
(Unaudited)

Operating expense category for the Three Months Ended September 30, 2018:
	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenues and operations	$24,034	$(226)	$(76)	$23,732
Product and technology	15,918	(302)	(571)	15,045
Marketing and sales	56,083	(258)	(583)	55,242
General and administrative	14,345	(3,485)	(1,789)	9,071
Affiliate revenue share	4,097	—	—	4,097
Depreciation and amortization	26,504	—	—	26,504
Total operating expenses	$140,981	$(4,271)	$(3,019)	$133,691

(1) Includes costs associated with the stockholder activist campaign, transaction-related costs, write-off of long-lived assets and other, restructuring and other exit costs.

Operating expense category for the Three Months Ended September 30, 2017:
	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenues and operations	$18,176	$—	$—	$18,176
Product and technology	18,422	(231)	—	18,191
Marketing and sales	50,733	—	—	50,733
General and administrative	9,180	(559)	(1,012)	7,609
Affiliate revenue share	2,121	—	—	2,121
Depreciation and amortization	21,893	—	—	21,893
Total operating expenses	$120,525	$(790)	$(1,012)	$118,723

(1) Includes transaction-related costs, restructuring and other exit costs, costs related to the headquarters move, write-off of long-lived assets and other.

Operating expense category for the Nine Months Ended September 30, 2018:
	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenues and operations	$65,924	$(1,631)	$(175)	$64,118
Product and technology	56,202	(4,987)	(1,386)	49,829
Marketing and sales	181,645	(1,477)	(1,351)	178,817
General and administrative	45,609	(13,664)	(4,583)	27,362
Affiliate revenue share	11,193	—	—	11,193
Depreciation and amortization	77,154	—	—	77,154
Total operating expenses	$437,727	$(21,759)	$(7,495)	$408,473

(1) Includes transaction-related costs, costs associated with the stockholder activist campaign, restructuring and other exit costs, write-off of long-lived assets and other.

Operating expense category for the Nine Months Ended September 30, 2017:
	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenues and operations	$49,618	$—	$—	$49,618
Product and technology	56,861	(231)	—	56,630
Marketing and sales	160,246	—	—	160,246
General and administrative	34,364	(11,705)	(1,493)	21,166
Affiliate revenue share	6,837	—	—	6,837
Depreciation and amortization	66,343	—	—	66,343
Total operating expenses	$374,269	$(11,936)	$(1,493)	$360,840

(1) Includes transaction-related costs, costs related to the headquarters move, restructuring and other exit costs, write-off of long-lived assets and other.